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      INVESTOR CONTACT:      PAUL RUSSELL            (310) 998-8088
      MEDIA CONTACT:         DAVID MCADAM            (310) 998-6090


            TENET HEALTHCARE REPORTS FIRST QUARTER EARNINGS INCREASE


     SANTA MONICA, CALIF. -- SEPTEMBER 27, 1995 -- Tenet Healthcare Corporation (THC:NYSE) reported improved financial results for its first fiscal quarter ended August 31, 1995.

     Primary earnings per share, excluding gains on sales of facilities, were $.29 compared with $.28 in the prior-year quarter. Fully diluted earnings per share, excluding gains on sales, were $.28 compared with $.27.

     Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter were $254,106,000, up from $122,690,000 in the prior-year quarter. EBITDA as a percentage of net operating revenues increased to 19.8 percent in the quarter, an increase of more than a full percentage point from both the prior-year quarter and the previous quarter ended May 31, 1995.

     Commenting on the results, Jeffrey C. Barbakow, chairman and chief executive officer, noted, "In just a few short months, the people of Tenet have accomplished a great deal. We have successfully combined the operations of two large companies, made significant reductions in operating costs, improved our margins, and begun to grow our admissions and earnings per share after several quarters of declines. While we have more work to do, I am pleased with the substantial progress we have made so quickly, given all of the complexities in a merger of this size."


                                     (over)


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                                        2


     Tenet recorded net operating revenues for the quarter of $1,283,910,000 compared with $662,835,000 in the prior-year quarter for Tenet's predecessor company, National Medical Enterprises, Inc.

     Net income in the quarter was $118,253,000 compared with $64,028,000 in the prior-year period. Results for both years include gains on sales of facilities. During the quarter just completed, Tenet sold its two hospitals in Singapore.
In the prior-year quarter, the company sold a 75 percent interest in Total Renal Care, Inc. Excluding the gains on sales, net income was $58,837,000, a 24 percent increase compared with $47,528,000 in the previous year.

     Including gains on sales in both years, primary earnings per share were $.59 compared with $.38 in the prior year, while fully diluted earnings per share were $.56 compared with $.36.

     Admissions at the combined company's hospitals increased 1.2 percent on a same-facility basis, while outpatient visits grew by 20 percent.

     Tenet Healthcare Corporation, headquartered in Santa Monica, Calif., owns and operates 83 acute care hospitals and numerous related healthcare businesses in the United States and overseas. Tenet was formed through the March 1, 1995 merger of National Medical Enterprises, Inc. and American Medical Holdings.


                                      # # #
Listed:  NYSE, PSE (THC)


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TENET HEALTHCARE CORPORATION
Summary for
Quarter Ended August 31,
(Unaudited)
(In millions, except per share amounts)


                                                    Three Months
                                                      1995                1994
Net operating revenues                               1,283.9              662.8

Income before income taxes (*)                         228.9              107.0

Taxes on income                                       (110.6)             (43.0)

Net income                                             118.3               64.0


Earnings per share:

      Primary EPS                                       0.59               0.38

      Fully diluted EPS                                 0.56               0.36



Average shares and share equivalents             201,890,000        168,461,000
     outstanding - primary

(*)  Included in income from continuing operations before income taxes are:

     Net gain (loss) on disposals of facilities        123.5               (2.5)
     Gain on sale of subsidiary's common stock           0.0               32.0